Exhibit 99.1

Radian Announces First Quarter 2023 Financial Results

— Primary mortgage insurance in force increases 5% year-over-year to $261.5 billion —

— Total revenues increase 6% year-over-year to $311 million —

— Total holding company liquidity grows to $1.2 billion, including benefit from $100 million ordinary dividend paid by Radian Guaranty —

— PMIERs excess Available Assets of $1.7 billion (or 44% over the Minimum Required Assets) —

— GAAP net income of $158 million, or $0.98 per diluted share —

— Adjusted diluted net operating income of $0.98 per share —

— Return on equity of 15.7% —

WAYNE, Pa.--(BUSINESS WIRE)--May 3, 2023--Radian Group Inc. (NYSE: RDN) today reported net income for the quarter ended March 31, 2023, of $158 million, or $0.98 per diluted share. This compares with net income for the quarter ended March 31, 2022, of $181 million, or $1.01 per diluted share.

Key Financial Highlights	Quarter ended
($ in millions, except per-share amounts)	March 31, 2023	December 31, 2022	March 31, 2022
Total revenues (1)	$311	$315	$293
Net income (1)	$158	$162	$181
Diluted net income per share	$0.98	$1.01	$1.01
Consolidated pretax income	$204	$203	$234
Adjusted pretax operating income (2)	$200	$213	$265
Adjusted diluted net operating income per share (2) (3)	$0.98	$1.05	$1.17
Return on equity (1) (4)	15.7%	17.0%	17.2%
Adjusted net operating return on equity (2) (3)	15.7%	17.6%	19.9%
New Insurance Written (NIW) - mortgage insurance	$11,261	$12,859	$18,655
Net premiums earned - mortgage insurance	$231	$230	$245
New defaults	10,624	10,735	9,393
Provision for losses - mortgage insurance	($17)	($44)	($84)
homegenius revenues	$13	$19	$34
Book value per share	$26.23	$24.95	$23.75
Accumulated other comprehensive income (loss) value per share (5)	($2.47)	($2.91)	($0.74)
PMIERs Available Assets (6)	$5,651	$5,553	$5,102
PMIERs excess Available Assets (7)	$1,740	$1,727	$1,560
Total Holding Company Liquidity (8)	$1,231	$1,178	$1,282
Total investments	$5,838	$5,693	$6,335
Primary mortgage insurance in force	$261,450	$260,994	$248,951
Percentage of primary loans in default (9)	2.1%	2.2%	2.6%
Mortgage insurance loss reserves	$400	$421	$722

(1)

Total revenues and net income for the first quarter of 2023 includes a pretax net gain of $6 million on investments and other financial instruments compared with a pretax net gain on investments and other financial instruments of $7 million in the fourth quarter of 2022 and a pretax net loss on investments and other financial instruments of $29 million for the first quarter of 2022.

(2)

Adjusted results, including adjusted pretax operating income, adjusted diluted net operating income per share and adjusted net operating return on equity, are non-GAAP financial measures. For definitions and reconciliations of these measures to the comparable GAAP measures, see Exhibits F and G.

(3)	Calculated using the company’s statutory tax rate of 21%.
(4)	Calculated by dividing annualized net income by average stockholders' equity, based on the average of the beginning and ending balances for each period presented.
(5)	Included in book value per share for each period presented.
(6)	Represents Radian Guaranty’s Available Assets, calculated in accordance with the Private Mortgage Insurer Eligibility Requirements (PMIERs) financial requirements in effect for each date shown.
(7)	Represents Radian Guaranty’s excess or “cushion” of Available Assets over its Minimum Required Assets, calculated in accordance with the PMIERs financial requirements in effect for each date shown.
(8)	Represents Radian Group's total liquidity, including available capacity under its $275 million unsecured revolving credit facility.
(9)	Represents the number of primary loans in default as a percentage of the total number of insured primary loans.

Net income for the quarter ended March 31, 2023, was $158 million, or $0.98 per diluted share. This compares with net income for the quarter ended March 31, 2022, of $181 million, or $1.01 per diluted share.

Adjusted pretax operating income for the quarter ended March 31, 2023, was $200 million, or $0.98 per diluted share. This compares with adjusted pretax operating income for the quarter ended March 31, 2022, of $265 million, or $1.17 per diluted share.

Book value per share at March 31, 2023, was $26.23, compared to $24.95 at December 31, 2022, and $23.75 at March 31, 2022. This represents a 10% growth in book value per share at March 31, 2023, as compared to March 31, 2022, and includes accumulated other comprehensive income (loss) of $(2.47) per share as of March 31, 2023, and $(0.74) per share as of March 31, 2022, which, if excluded as of both dates, would represent 17% growth for the period. The change in accumulated other comprehensive income (loss) since March 31, 2022, is primarily from net unrealized losses on investments as a result of an increase in market interest rates.

“We kicked off the year with another solid quarter for Radian, increasing book value per share by 10% year-over-year to $26.23, generating net income of $158 million and delivering return on equity of 15.7%. Our primary mortgage insurance in force, which is the main driver of future earnings for our company, grew 5% year-over-year and our cure rate on defaulted loans reached the second highest level in 15 years during the first quarter of 2023,” said Radian’s Chief Executive Officer Rick Thornberry. “We continue to strategically manage capital by maintaining strong holding company liquidity and PMIERs cushion, repurchasing shares opportunistically and paying the highest yielding dividend in the industry.”

FIRST QUARTER HIGHLIGHTS

  NIW was $11.3 billion in the first quarter of 2023, compared to $12.9 billion in the fourth quarter of 2022, and $18.7 billion in the first quarter of 2022.
    Purchase NIW decreased 13% in the first quarter of 2023 compared to the fourth quarter of 2022 and decreased 36% compared to the first quarter of 2022.
    Refinances accounted for 2% of total NIW in the first quarter of 2023, compared to 2% in the fourth quarter of 2022, and 9% in the first quarter of 2022.
    Of the $11.3 billion in NIW in the first quarter of 2023, 95% was written with monthly and other recurring premiums, which was the same percentage as in the fourth quarter of 2022 and the first quarter of 2022.
  Total primary mortgage insurance in force as of March 31, 2023, increased to $261.5 billion, relatively flat as compared to $261.0 billion as of December 31, 2022, and an increase of 5% compared to $249.0 billion as of March 31, 2022. The year-over-year change reflects an 8% increase in monthly premium policy insurance in force and a 12% decline in single premium policy insurance in force.
    Persistency, which is the percentage of mortgage insurance that remains in force after a twelve-month period, was 82% for the twelve months ended March 31, 2023, compared to 80% for the twelve months ended December 31, 2022, and 68% for the twelve months ended March 31, 2022.
    Annualized persistency for the three months ended March 31, 2023, was 84%, compared to 84% for the three months ended December 31, 2022, and 77% for the three months ended March 31, 2022.
  Net mortgage insurance premiums earned were $231 million for the first quarter of 2023, compared to $230 million for the fourth quarter of 2022, and $245 million for the first quarter of 2022.
    Mortgage insurance in force portfolio premium yield was 38.5 basis points in the first quarter of 2023. This compares to 38.1 basis points in the fourth quarter of 2022, and 39.6 basis points in the first quarter of 2022.
    The impact of single premium policy cancellations before consideration of reinsurance represented 0.8 basis points of direct premium yield in the first quarter of 2023, 0.9 basis points in the fourth quarter of 2022, and 2.4 basis points in the first quarter of 2022.
    Total net mortgage insurance premium yield, which includes the impact of ceded premiums and accrued profit commission, was 35.4 basis points in the first quarter of 2023. This compares to 35.4 basis points in the fourth quarter of 2022, and 39.6 basis points in the first quarter of 2022.
    Details regarding premiums earned may be found in Exhibit D.
  The mortgage insurance provision for losses was a benefit of $17 million in the first quarter of 2023, compared to benefits of $44 million and $84 million in the fourth quarter of 2022 and first quarter of 2022, respectively.
    All periods benefited from significant favorable reserve development on prior period defaults, particularly in 2022, due to more favorable trends in cures than originally estimated. The decreased benefit in the first quarter of 2023 compared to the fourth quarter of 2022 and the first quarter of 2022 was primarily related to less favorable development on prior period reserves, as the remaining number of defaults and loss reserve balance continues to decline.
    The number of primary delinquent loans was 20,748 as of March 31, 2023, compared to 21,913 as of December 31, 2022, and 25,510 as of March 31, 2022.
    The loss ratio in the first quarter of 2023 was (7.3)% compared to (18.9)% in the fourth quarter of 2022, and (34.3)% in the first quarter of 2022.
    Total mortgage insurance claims paid were $3 million in the first quarter of 2023, compared to $8 million in the fourth quarter of 2022, and $5 million in the first quarter of 2022.
  Radian's homegenius segment offers an array of title, real estate and technology products and services to consumers, mortgage lenders, mortgage and real estate investors, GSEs, real estate brokers and agents.
    Total homegenius segment revenues for the first quarter of 2023 were $13 million, compared to $19 million for the fourth quarter of 2022, and $34 million for the first quarter of 2022.
    Adjusted pretax operating loss, our primary segment measure of profitability for the homegenius segment, was $23 million for the first quarter of 2023, compared to $31 million for the fourth quarter of 2022, and $14 million for the first quarter of 2022.
  Other operating expenses were $83 million in the first quarter of 2023, compared to $110 million in the fourth quarter of 2022, and $90 million in the first quarter of 2022.
    Other operating expenses decreased in the first quarter of 2023 as compared to expenses in the fourth quarter of 2022, which were elevated primarily due to impairments to our lease-related assets and severance and related expenses previously reported and recognized in that quarter. Our expense reduction actions taken during 2022 helped to lower the level of our expenses in the first quarter of 2023. Additional details regarding other operating expenses by segment may be found in Exhibit E.

CAPITAL AND LIQUIDITY UPDATE

Radian Group

  As of March 31, 2023, Radian Group maintained $956 million of available liquidity. Total holding company liquidity, which includes the company’s $275 million unsecured revolving credit facility, was $1.2 billion as of March 31, 2023.
  During the first quarter of 2023, the company repurchased 716 thousand shares of Radian Group common stock at a total cost of $15 million, including commissions.
  In addition, in April 2023 the company purchased an additional 229 thousand shares of Radian Group common stock at a total cost of $5 million, including commissions. After the repurchases in April, purchase authority of up to $280 million remained available under this program.
  As previously announced, on February 15, 2023, Radian Group’s board of directors authorized a regular quarterly dividend on its common stock in the amount of $0.225 per share, an increase of 12.5% from the previous quarterly dividend. The dividend was paid on March 15, 2023.

Radian Guaranty

  In March 2023, Radian Guaranty paid an ordinary dividend to Radian Group of $100 million. Radian Guaranty expects to pay between $200 million to $300 million of additional ordinary dividends to Radian Group during the remainder of 2023, based on current performance expectations.
  At March 31, 2023, Radian Guaranty’s Available Assets under PMIERs totaled approximately $5.7 billion, resulting in excess available resources or a “cushion” of $1.7 billion, or 44%, over its Minimum Required Assets under PMIERs.

CONFERENCE CALL

Radian will discuss first quarter 2023 financial results in a conference call tomorrow, Thursday, May 4, 2023, at 12:00 p.m. Eastern time. The conference call will be webcast live on the company’s website at https://radian.com/who-we-are/for-investors/webcasts or at www.radian.com. The webcast is listen-only. Those interested in participating in the question-and-answer session should follow the conference call dial-in instructions below.

The call may be accessed via telephone by registering for the call here to receive the dial-in numbers and unique PIN. It is recommended that you join 10 minutes prior to the event start (although you may register and dial in at any time during the call).

A digital replay of the webcast will be available on Radian’s website approximately two hours after the live broadcast ends for a period of one year at https://radian.com/who-we-are/for-investors/webcasts.

In addition to the information provided in the company's earnings news release, other statistical and financial information, which is expected to be referred to during the conference call, will be available on Radian's website at www.radian.com, under Investors.

NON-GAAP FINANCIAL MEASURES

Radian believes that adjusted pretax operating income (loss), adjusted diluted net operating income (loss) per share and adjusted net operating return on equity (non-GAAP measures) facilitate evaluation of the company’s fundamental financial performance and provide relevant and meaningful information to investors about the ongoing operating results of the company. On a consolidated basis, these measures are not recognized in accordance with accounting principles generally accepted in the United States of America (GAAP) and should not be considered in isolation or viewed as substitutes for GAAP measures of performance. The measures described below have been established in order to increase transparency for the purpose of evaluating the company’s operating trends and enabling more meaningful comparisons with Radian’s competitors.

Adjusted pretax operating income (loss) is defined as GAAP consolidated pretax income (loss) excluding the effects of: (i) net gains (losses) on investments and other financial instruments, except for certain investments and other financial instruments attributable to our reportable segments and All Other activities; (ii) gains (losses) on extinguishment of debt; (iii) amortization and impairment of goodwill and other acquired intangible assets; and (iv) impairment of other long-lived assets and other non-operating items, such as impairment of internal-use software, gains (losses) from the sale of lines of business and acquisition-related income and expenses. Adjusted diluted net operating income (loss) per share is calculated by dividing (i) adjusted pretax operating income (loss) attributable to common stockholders, net of taxes computed using the company’s statutory tax rate, by (ii) the sum of the weighted average number of common shares outstanding and all dilutive potential common shares outstanding. Adjusted net operating return on equity is calculated by dividing annualized adjusted pretax operating income (loss), net of taxes computed using the company’s statutory tax rate, by average stockholders’ equity, based on the average of the beginning and ending balances for each period presented.

In addition to the above non-GAAP measures for the consolidated company, we also have presented as supplemental information non-GAAP measures for our homegenius segment of adjusted pretax operating income (loss) before allocated corporate operating expenses and adjusted gross profit. Adjusted pretax operating income (loss) before allocated corporate operating expenses is calculated as adjusted pretax operating income (loss) as described above (which is the segment's ASC 280 GAAP measure of operating performance), adjusted to remove the impact of corporate allocations of other operating expenses for the homegenius segment. Adjusted gross profit is further adjusted to remove other operating expenses. For the homegenius segment, adjusted pretax operating income (loss) before allocated corporate operating expenses and adjusted gross profit are used to facilitate comparisons with other services companies, since they are widely accepted measures of performance in the services industry and are used internally as supplemental measures to evaluate the performance of our homegenius segment.

See Exhibit F or Radian’s website for a description of these items, as well as Exhibit G for reconciliations to the most comparable consolidated GAAP measures.

ABOUT RADIAN

Radian Group Inc. (NYSE: RDN) is ensuring the American dream of homeownership responsibly and sustainably through products and services that include industry-leading mortgage insurance and a comprehensive suite of mortgage, risk, title, valuation, asset management and other real estate services. We are powered by technology, informed by data and driven to deliver new and better ways to transact and manage risk. Visit www.radian.com and homegenius.com to learn more about how Radian and its pioneering homegenius platform are building a smarter future for mortgage and real estate services.

FINANCIAL RESULTS AND SUPPLEMENTAL INFORMATION CONTENTS (Unaudited)

Exhibit A:	Condensed Consolidated Statements of Operations Trend Schedule
Exhibit B:	Net Income Per Share Trend Schedule
Exhibit C:	Condensed Consolidated Balance Sheets
Exhibit D:	Net Premiums Earned
Exhibit E:	Segment Information
Exhibit F:	Definition of Consolidated Non-GAAP Financial Measures
Exhibit G:	Consolidated Non-GAAP Financial Measure Reconciliations
Exhibit H:	Mortgage Supplemental Information - New Insurance Written
Exhibit I:	Mortgage Supplemental Information - Primary Insurance in Force and Risk in Force
Exhibit J:	Mortgage Supplemental Information - Default, Reserves and Claim Statistics
Exhibit K:	Mortgage Supplemental Information - Reinsurance Programs

Radian Group Inc. and Subsidiaries Condensed Consolidated Statements of Operations Trend Schedule Exhibit A

	2023	2022
(In thousands, except per-share amounts)	Qtr 1	Qtr 4	Qtr 3	Qtr 2	Qtr 1
Revenues
Net premiums earned	$233,238	$232,827	$240,222	$253,892	$254,190
Services revenue	10,984	15,441	20,146	27,281	29,348
Net investment income	59,221	59,091	51,414	46,957	38,196
Net gains (losses) on investments and other financial instruments	5,585	6,845	(16,252)	(41,869)	(29,457)
Other income	1,592	520	659	572	703
Total revenues	310,620	314,724	296,189	286,833	292,980
Expenses
Provision for losses	(16,929)	(43,599)	(96,964)	(113,922)	(83,754)
Policy acquisition costs	6,293	5,931	5,442	5,940	6,605
Cost of services	10,398	16,128	18,717	22,760	24,753
Other operating expenses	83,269	109,785	91,327	90,495	89,541
Interest expense	22,207	21,594	21,183	20,831	20,846
Amortization of other acquired intangible assets	1,371	1,587	1,023	849	849
Total expenses	106,609	111,426	40,728	26,953	58,840
Pretax income	204,011	203,298	255,461	259,880	234,140
Income tax provision	46,254	40,968	57,181	58,687	53,009
Net income	$157,757	$162,330	$198,280	$201,193	$181,131
Diluted net income per share	$0.98	$1.01	$1.20	$1.15	$1.01
Selected Mortgage Key Ratios

	2023	2022
	Qtr 1	Qtr 4	Qtr 3	Qtr 2	Qtr 1
Loss ratio (1)	(7.3)%	(18.9)%	(41.5)%	(46.2)%	(34.3)%
Expense ratio (2)	25.9%	27.3%	26.1%	26.2%	27.2%
(1)	For our Mortgage segment, calculated as provision for losses expressed as a percentage of net premiums earned. See Exhibit E for additional information.
(2)

For our Mortgage segment, calculated as operating expenses, (which consist of policy acquisition costs and other operating expenses, as well as allocated corporate operating expenses), expressed as a percentage of net premiums earned. See Exhibit E for additional information.

Radian Group Inc. and Subsidiaries Net Income Per Share Trend Schedule Exhibit B

The calculation of basic and diluted net income per share is as follows.

	2023	2022
(In thousands, except per-share amounts)	Qtr 1	Qtr 4	Qtr 3	Qtr 2	Qtr 1
Net income—basic and diluted	$157,757	$162,330	$198,280	$201,193	$181,131
Average common shares outstanding—basic	158,304	158,357	162,506	173,705	176,816
Dilutive effect of stock-based compensation arrangements (1)	3,045	2,450	2,232	1,714	2,263
Adjusted average common shares outstanding—diluted	161,349	160,807	164,738	175,419	179,079
Basic net income per share	$1.00	$1.03	$1.22	$1.16	$1.02
Diluted net income per share	$0.98	$1.01	$1.20	$1.15	$1.01
(1)

The following number of shares of our common stock equivalents issued under our share-based compensation arrangements were not included in the calculation of diluted net income per share because they would be anti-dilutive.

	2023	2022
(In thousands)	Qtr 1	Qtr 4	Qtr 3	Qtr 2	Qtr 1
Shares of common stock equivalents	25	—	—	189	—

Radian Group Inc. and Subsidiaries Condensed Consolidated Balance Sheets Exhibit C

	March 31,	December 31,	September 30,	June 30	March 31,
(In thousands, except per-share amounts)	2023	2022	2022	2022	2022
Assets
Investments	$5,837,892	$5,693,491	$5,591,881	$5,906,147	$6,334,950
Cash	50,167	56,183	54,701	135,262	131,853
Restricted cash	577	377	1,107	561	1,651
Accrued investment income	42,567	40,093	38,596	35,774	35,531
Accounts and notes receivable	129,565	119,834	174,041	166,380	142,579
Reinsurance recoverable	24,396	25,633	30,569	39,876	55,015
Deferred policy acquisition costs	18,236	18,460	17,920	16,983	16,383
Property and equipment, net	72,111	70,981	75,740	74,874	75,275
Goodwill and other acquired intangible assets, net	13,914	15,285	16,873	17,895	18,744
Prepaid federal income taxes	596,368	596,368	526,123	466,123	354,123
Other assets	418,609	427,024	458,292	414,412	449,642
Total assets	$7,204,402	$7,063,729	$6,985,843	$7,274,287	$7,615,746
Liabilities and stockholders’ equity
Unearned premiums	$257,735	$271,479	$285,290	$298,991	$312,013
Reserve for losses and loss adjustment expense	405,651	426,843	483,664	594,808	727,247
Senior notes	1,414,549	1,413,504	1,412,473	1,411,458	1,410,458
Other borrowings	121,642	155,822	153,550	184,284	148,983
Reinsurance funds withheld	153,099	152,067	218,777	223,649	225,363
Net deferred tax liability	455,517	391,083	335,374	324,866	324,004
Other liabilities	289,731	333,604	358,665	305,269	320,114
Total liabilities	3,097,924	3,144,402	3,247,793	3,343,325	3,468,182
Common stock	176	176	176	186	193
Treasury stock	(931,313)	(930,643)	(930,396)	(930,284)	(920,958)
Additional paid-in capital	1,515,852	1,519,641	1,513,615	1,698,490	1,871,763
Retained earnings	3,908,396	3,786,952	3,656,870	3,491,675	3,326,119
Accumulated other comprehensive income (loss)	(386,633)	(456,799)	(502,215)	(329,105)	(129,553)
Total stockholders’ equity	4,106,478	3,919,327	3,738,050	3,930,962	4,147,564
Total liabilities and stockholders’ equity	$7,204,402	$7,063,729	$6,985,843	$7,274,287	$7,615,746
Shares outstanding	156,547	157,056	157,058	166,388	174,648
Book value per share	$26.23	$24.95	$23.80	$23.63	$23.75
Debt to capital ratio (1)	25.6%	26.5%	27.4%	26.4%	25.4%
Risk to capital ratio-Radian Guaranty only	10.6:1	10.7:1	11.1:1	11.9:1	12.1:1
(1)	Calculated as senior notes divided by senior notes and stockholders' equity.

Radian Group Inc. and Subsidiaries Net Premiums Earned Exhibit D

	2023	2022
(In thousands)	Qtr 1	Qtr 4	Qtr 3	Qtr 2	Qtr 1
Premiums earned
Direct - Mortgage
Premiums earned, excluding revenue from cancellations	$251,166	$247,880	$250,140	$249,936	$243,600
Single Premium Policy cancellations	5,361	5,756	6,705	6,894	14,696
Total direct - Mortgage	256,527	253,636	256,845	256,830	258,296
Assumed - Mortgage (1)	—	(56)	1,211	1,539	1,331
Ceded - Mortgage
Premiums earned, excluding revenue from cancellations	(35,526)	(35,773)	(38,879)	(28,565)	(27,339)
Single Premium Policy cancellations (2)	(1,472)	(1,676)	(1,844)	(1,965)	(4,192)
Profit commission - other (3)	11,921	13,802	17,864	19,070	17,078
Total ceded premiums - Mortgage (4)	(25,077)	(23,647)	(22,859)	(11,460)	(14,453)
Net premiums earned - Mortgage	231,450	229,933	235,197	246,909	245,174
Net premiums earned - homegenius	1,788	2,894	5,025	6,983	9,016
Net premiums earned	$233,238	$232,827	$240,222	$253,892	$254,190
(1)

Represents premiums from our participation in certain credit risk transfer programs. We discontinued our participation in these programs in December 2022 by novating these insurance policies to an unrelated third-party reinsurer.

(2)	Includes the impact of related profit commissions.
(3)	The amounts represent the profit commission on the Single Premium QSR Program and 2022 QSR Agreement, excluding the impact of Single Premium Policy cancellations.
(4)	See Exhibit K for additional information on ceded premiums for our various reinsurance programs.

Radian Group Inc. and Subsidiaries Segment Information Exhibit E (page 1 of 6)

Summarized financial information concerning our operating segments as of and for the periods indicated is as follows. For a definition of adjusted pretax operating income (loss), homegenius adjusted pretax operating income (loss) before allocated corporate operating expenses and homegenius adjusted gross profit, along with reconciliations to consolidated GAAP measures, see Exhibits F and G.

	Three Months Ended March 31, 2023
(In thousands)	Mortgage	homegenius	All Other (1)		Inter-segment (2)	Total
Net premiums written (3)	$229,419	$1,788	$—		$—	$231,207
(Increase) decrease in unearned premiums	2,031	—	—		—	2,031
Net premiums earned	231,450	1,788	—		—	233,238
Services revenue	336	10,743	—		(95)	10,984
Net investment income	46,497	430	12,294		—	59,221
Net gains (losses) on investments and other financial instruments	—	—	80		—	80
Other income	1,587	—	5		—	1,592
Total	279,870	12,961	12,379		(95)	305,115
Provision for losses	(16,864)	(65)	—		—	(16,929)
Policy acquisition costs	6,293	—	—		—	6,293
Cost of services	241	10,157	—		—	10,398
Other operating expenses before allocated corporate operating expenses (4)	18,806	21,252	518	(5)	(95)	40,481
Interest expense	22,130	—	77		—	22,207
Total	30,606	31,344	595		(95)	62,450
Adjusted pretax operating income (loss) before allocated corporate operating expenses	249,264	(18,383)	11,784		—	242,665
Allocation of corporate operating expenses	34,829	4,658	3,315	(5)	—	42,802
Adjusted pretax operating income (loss)	$214,435	$(23,041)	$8,469		$—	$199,863

Radian Group Inc. and Subsidiaries Segment Information Exhibit E (page 2 of 6)

	Three Months Ended March 31, 2022
(In thousands)	Mortgage	homegenius	All Other (1)	Inter-segment (2)	Total
Net premiums written (3)	$248,360	$9,016	$—	$—	$257,376
(Increase) decrease in unearned premiums	(3,186)	—	—	—	(3,186)
Net premiums earned	245,174	9,016	—	—	254,190
Services revenue	4,552	24,878	—	(82)	29,348
Net investment income	34,017	18	4,161	—	38,196
Other income	703	—	—	—	703
Total	284,446	33,912	4,161	(82)	322,437
Provision for losses	(84,193)	481	—	(42)	(83,754)
Policy acquisition costs	6,605	—	—	—	6,605
Cost of services	3,383	21,370	—	—	24,753
Other operating expenses before allocated corporate operating expenses (4)	23,755	20,287	3,142	(40)	47,144
Interest expense	20,846	—	—	—	20,846
Total	(29,604)	42,138	3,142	(82)	15,594
Adjusted pretax operating income (loss) before allocated corporate operating expenses	314,050	(8,226)	1,019	—	306,843
Allocation of corporate operating expenses	36,209	5,280	406	—	41,895
Adjusted pretax operating income (loss)	$277,841	$(13,506)	$613	$—	$264,948
(1)	All Other activities include: (i) income (losses) from assets held by our holding company; (ii) related general corporate operating expenses not attributable or allocated to our reportable segments; and (iii) certain investments in new business opportunities, including activities and investments associated with Radian Mortgage Capital, and other immaterial activities.
(2)	Includes immaterial inter-segment revenue for our homegenius segment and immaterial inter-segment expenses for our Mortgage segment and All Other activities.
(3)	Net of ceded premiums written under our quota share and excess-of-loss reinsurance agreements. See Exhibit K for additional information.
(4)	Does not include impairment of long-lived assets and other non-operating items, which are not considered components of adjusted pretax operating income (loss).
(5)	In the first quarter of 2023, as a one-time adjustment, we reclassified $2.9 million in cumulative expenses previously reflected in the All Other results as direct other operating expenses to allocated corporate operating expenses.

Radian Group Inc. and Subsidiaries Segment Information Exhibit E (page 3 of 6)

	Mortgage
	2023	2022
(In thousands)	Qtr 1	Qtr 4	Qtr 3	Qtr 2	Qtr 1
Net premiums written (1)	$229,419	$227,791	$235,076	$248,645	$248,360
(Increase) decrease in unearned premiums	2,031	2,142	121	(1,736)	(3,186)
Net premiums earned	231,450	229,933	235,197	246,909	245,174
Services revenue	336	328	405	2,105	4,552
Net investment income	46,497	52,165	44,842	40,197	34,017
Other income	1,587	512	589	572	703
Total	279,870	282,938	281,033	289,783	284,446
Provision for losses (2)	(16,864)	(43,509)	(97,493)	(114,179)	(84,193)
Policy acquisition costs	6,293	5,931	5,442	5,940	6,605
Cost of services	241	235	373	1,960	3,383
Other operating expenses before allocated corporate operating expenses (2) (3)	18,806	20,131	23,396	25,474	23,755
Interest expense	22,130	21,580	21,183	20,831	20,846
Total (2)	30,606	4,368	(47,099)	(59,974)	(29,604)
Adjusted pretax operating income before allocated corporate operating expenses	249,264	278,570	328,132	349,757	314,050
Allocation of corporate operating expenses	34,829	36,663	32,457	33,237	36,209
Adjusted pretax operating income	$214,435	$241,907	$295,675	$316,520	$277,841
	homegenius
	2023	2022
(In thousands)	Qtr 1	Qtr 4	Qtr 3	Qtr 2	Qtr 1
Net premiums earned	$1,788	$2,894	$5,025	$6,983	$9,016
Services revenue (2)	10,743	15,207	19,812	25,261	24,878
Net investment income	430	366	246	99	18
Other income (2)	—	170	—	—	—
Total (2)	12,961	18,637	25,083	32,343	33,912
Provision for losses	(65)	(90)	435	309	481
Cost of services	10,157	15,893	18,344	20,800	21,370
Other operating expenses before allocated corporate operating expenses (3)	21,252	27,998	26,285	23,205	20,287
Total	31,344	43,801	45,064	44,314	42,138
Adjusted pretax operating income (loss) before allocated corporate operating expenses	(18,383)	(25,164)	(19,981)	(11,971)	(8,226)
Allocation of corporate operating expenses	4,658	6,302	5,555	5,719	5,280
Adjusted pretax operating income (loss)	$(23,041)	$(31,466)	$(25,536)	$(17,690)	$(13,506)

Radian Group Inc. and Subsidiaries Segment Information Exhibit E (page 4 of 6)

	All Other (4)
	2023		2022
(In thousands)	Qtr 1		Qtr 4	Qtr 3	Qtr 2	Qtr 1
Net investment income	$12,294		$6,560	$6,326	$6,661	$4,161
Net gains (losses) on investments and other financial instruments	80		47	—	—	—
Other income	5		8	70	—	—
Total	12,379		6,615	6,396	6,661	4,161
Other operating expenses before allocated corporate operating expenses (2) (3)	518	(5)	3,606	3,444	3,077	3,142
Interest expense	77		14	—	—	—
Total (2)	595		3,620	3,444	3,077	3,142
Adjusted pretax operating income before allocated corporate operating expenses	11,784		2,995	2,952	3,584	1,019
Allocation of corporate operating expenses	3,315	(5)	420	371	381	406
Adjusted pretax operating income (loss)	$8,469		$2,575	$2,581	$3,203	$613
(1)	Net of ceded premiums written under our quota share and excess-of-loss reinsurance agreements. See Exhibit K for additional information.
(2)	Includes immaterial inter-segment revenue for our homegenius segment and immaterial inter-segment expenses for our Mortgage segment and All Other activities.
(3)	Does not include impairment of long-lived assets and other non-operating items, which are not considered components of adjusted pretax operating income (loss).
(4)	All Other activities include: (i) income (losses) from assets held by our holding company; (ii) related general corporate operating expenses not attributable or allocated to our reportable segments; and (iii) certain investments in new business opportunities, including activities and investments associated with Radian Mortgage Capital, and other immaterial activities.
(5)	In the first quarter of 2023, as a one-time adjustment, we reclassified $2.9 million in cumulative expenses previously reflected in the All Other results as direct other operating expenses to allocated corporate operating expenses.

Radian Group Inc. and Subsidiaries Segment Information Exhibit E (page 5 of 6)

Supplemental Other Operating Expense Information by Segment

	Mortgage
	2023	2022
(In thousands)	Qtr 1	Qtr 4	Qtr 3	Qtr 2	Qtr 1
Other operating expenses by type
Salaries and other base employee expenses	$22,377	$28,059	$23,824	$24,420	$22,189
Variable and share-based incentive compensation	13,306	10,419	10,186	11,524	16,697
Other general operating expenses	22,580	23,414	26,116	25,611	25,027
Ceding commissions	(4,628)	(5,098)	(4,273)	(2,844)	(3,949)
Total	$53,635	$56,794	$55,853	$58,711	$59,964
	homegenius
	2023	2022
(In thousands)	Qtr 1	Qtr 4	Qtr 3	Qtr 2	Qtr 1
Other operating expenses by type
Salaries and other base employee expenses	$10,494	$17,403	$13,403	$12,187	$10,375
Variable and share-based incentive compensation	4,700	4,148	4,429	4,776	5,522
Other general operating expenses	10,019	11,670	12,158	10,162	8,571
Title agent commissions	697	1,079	1,850	1,799	1,099
Total	$25,910	$34,300	$31,840	$28,924	$25,567
	All Other
	2023	2022
(In thousands)	Qtr 1	Qtr 4	Qtr 3	Qtr 2	Qtr 1
Other operating expenses by type
Salaries and other base employee expenses	$2,193	$1,529	$1,429	$1,726	$1,613
Variable and share-based incentive compensation	267	755	751	709	953
Other general operating expenses	1,373	1,742	1,635	1,023	982
Total	$3,833	$4,026	$3,815	$3,458	$3,548

Radian Group Inc. and Subsidiaries Segment Information Exhibit E (page 6 of 6)

	Inter-segment
	2023	2022
(In thousands)	Qtr 1	Qtr 4	Qtr 3	Qtr 2	Qtr 1
Other operating expenses by type
Other general operating expenses	$(95)	$(264)	$(165)	$(33)	$(40)
Total	$(95)	$(264)	$(165)	$(33)	$(40)
	Total
	2023	2022
(In thousands)	Qtr 1	Qtr 4		Qtr 3	Qtr 2	Qtr 1
Other operating expenses by type
Salaries and other base employee expenses	$35,064	$46,991		$38,656	$38,333	$34,177
Variable and share-based incentive compensation	18,273	15,322		15,366	17,009	23,172
Other general operating expenses	33,877	36,562		39,744	36,763	34,540
Ceding commissions	(4,628)	(5,098)		(4,273)	(2,844)	(3,949)
Title agent commissions	697	1,079		1,850	1,799	1,099
Total	$83,283	$94,856	(1)	$91,343	$91,060	$89,039
(1)	Includes $11.7 million of severance and related expenses, including $10.4 million of severance expense in salaries and other base employee expenses, $0.6 million of related share-based compensation in variable and share-based incentive compensation, and $0.7 million of outplacement costs in other general operating expenses.

Radian Group Inc. and Subsidiaries

Definition of Consolidated Non-GAAP Financial Measures

Exhibit F (page 1 of 2)

Use of Non-GAAP Financial Measures

In addition to the traditional GAAP financial measures, we have presented “adjusted pretax operating income (loss),” “adjusted diluted net operating income (loss) per share” and “adjusted net operating return on equity,” which are non-GAAP financial measures for the consolidated company, among our key performance indicators to evaluate our fundamental financial performance. These non-GAAP financial measures align with the way our business performance is evaluated by both management and by our board of directors. These measures have been established in order to increase transparency for the purposes of evaluating our operating trends and enabling more meaningful comparisons with our peers. Although on a consolidated basis adjusted pretax operating income (loss), adjusted diluted net operating income (loss) per share and adjusted net operating return on equity are non-GAAP financial measures, we believe these measures aid in understanding the underlying performance of our operations. Our senior management, including our Chief Executive Officer (Radian’s chief operating decision maker), uses adjusted pretax operating income (loss) as our primary measure to evaluate the fundamental financial performance of our business segments and to allocate resources to the segments.

Adjusted pretax operating income (loss) is defined as GAAP consolidated pretax income (loss) excluding the effects of: (i) net gains (losses) on investments and other financial instruments, except for certain investments and other financial instruments attributable to our reportable segments and All Other activities; (ii) gains (losses) on extinguishment of debt; (iii) amortization and impairment of goodwill and other acquired intangible assets; and (iv) impairment of other long-lived assets and other non-operating items, such as impairment of internal-use software, gains (losses) from the sale of lines of business and acquisition-related income and expenses. Adjusted diluted net operating income (loss) per share is calculated by dividing (i) adjusted pretax operating income (loss) attributable to common stockholders, net of taxes computed using the company’s statutory tax rate, by (ii) the sum of the weighted average number of common shares outstanding and all dilutive potential common shares outstanding. Adjusted net operating return on equity is calculated by dividing annualized adjusted pretax operating income (loss), net of taxes computed using the company’s statutory tax rate, by average stockholders’ equity, based on the average of the beginning and ending balances for each period presented.

Although adjusted pretax operating income (loss) excludes certain items that have occurred in the past and are expected to occur in the future, the excluded items represent those that are: (i) not viewed as part of the operating performance of our primary activities or (ii) not expected to result in an economic impact equal to the amount reflected in pretax income (loss). These adjustments, along with the reasons for their treatment, are described below.

(1) Net gains (losses) on investments and other financial instruments. The recognition of realized investment gains or losses can vary significantly across periods as the activity is highly discretionary based on the timing of individual securities sales due to such factors as market opportunities, our tax and capital profile and overall market cycles. Unrealized gains and losses arise primarily from changes in the market value of our investments that are classified as trading or equity securities. These valuation adjustments may not necessarily result in realized economic gains or losses.

Trends in the profitability of our fundamental operating activities can be more clearly identified without the fluctuations of these realized and unrealized gains or losses and changes in fair value of other financial instruments. Except for certain investments and other financial instruments attributable to our reportable segments and All Other activities, we do not view them to be indicative of our fundamental operating activities.

(2) Gains (losses) on extinguishment of debt. Gains or losses on early extinguishment of debt and losses incurred to purchase our debt prior to maturity are discretionary activities that are undertaken in order to take advantage of market opportunities to strengthen our financial and capital positions; therefore, we do not view these activities as part of our operating performance. Such transactions do not reflect expected future operations and do not provide meaningful insight regarding our current or past operating trends.

(3) Amortization and impairment of goodwill and other acquired intangible assets. Amortization of acquired intangible assets represents the periodic expense required to amortize the cost of acquired intangible assets over their estimated useful lives. Acquired intangible assets are also periodically reviewed for potential impairment, and impairment adjustments are made whenever appropriate. We do not view these charges as part of the operating performance of our primary activities.

(4) Impairment of other long-lived assets and other non-operating items. Includes activities that we do not view to be indicative of our fundamental operating activities, such as: (i) impairment of internal-use software and other long-lived assets; (ii) gains (losses) from the sale of lines of business; and (iii) acquisition-related income and expenses.

Radian Group Inc. and Subsidiaries

Definition of Consolidated Non-GAAP Financial Measures

Exhibit F (page 2 of 2)

In addition to the above non-GAAP measures for the consolidated company, we also have presented as supplemental information non-GAAP measures for our homegenius segment of adjusted pretax operating income (loss) before allocated corporate operating expenses and adjusted gross profit. Adjusted pretax operating income (loss) before allocated corporate operating expenses is calculated as adjusted pretax operating income (loss) as described above (which is the segment's ASC 280 GAAP measure of operating performance), adjusted to remove the impact of corporate allocations of other operating expenses for the homegenius segment. Adjusted gross profit is further adjusted to remove other operating expenses. For the homegenius segment, adjusted pretax operating income (loss) before allocated corporate operating expenses and adjusted gross profit are used to facilitate comparisons with other services companies, since they are widely accepted measures of performance in the services industry and are used internally as supplemental measures to evaluate the performance of our homegenius segment.

See Exhibit G for the reconciliation of the most comparable GAAP measures, consolidated pretax income (loss), diluted net income (loss) per share and return on equity to our non-GAAP financial measures for the consolidated company, adjusted pretax operating income (loss), adjusted diluted net operating income (loss) per share and adjusted net operating return on equity, respectively. Exhibit G also contains the reconciliation of adjusted pretax operating income (loss) to adjusted pretax operating income (loss) before allocated corporate operating expenses and adjusted gross profit for the homegenius segment.

Total adjusted pretax operating income (loss), adjusted diluted net operating income (loss) per share, adjusted net operating return on equity, homegenius adjusted pretax operating income (loss) before allocated corporate operating expenses and homegenius adjusted gross profit should not be considered in isolation or viewed as substitutes for GAAP pretax income (loss), diluted net income (loss) per share, return on equity or net income (loss), or in the case of the homegenius non-GAAP measures, for homegenius adjusted pretax operating income (loss). Our definitions of adjusted pretax operating income (loss), adjusted diluted net operating income (loss) per share, adjusted net operating return on equity, homegenius adjusted pretax operating income (loss) before allocated corporate operating expenses and homegenius adjusted gross profit may not be comparable to similarly-named measures reported by other companies.

Radian Group Inc. and Subsidiaries Consolidated Non-GAAP Financial Measure Reconciliations Exhibit G (page 1 of 3)

Reconciliation of Consolidated Pretax Income to Adjusted Pretax Operating Income

	2023	2022
(In thousands)	Qtr 1	Qtr 4	Qtr 3	Qtr 2	Qtr 1
Consolidated pretax income	$204,011	$203,298	$255,461	$259,880	$234,140
Less reconciling income (expense) items
Net gains (losses) on investments and other financial instruments (1)	5,505	6,798	(16,252)	(41,869)	(29,457)
Amortization of other acquired intangible assets	(1,371)	(1,587)	(1,023)	(849)	(849)
Impairment of other long-lived assets and other non-operating items (2)	14	(14,929)	16	565	(502)
Total adjusted pretax operating income (3)	$199,863	$213,016	$272,720	$302,033	$264,948
(1)	Excludes certain net gains (losses), if any, on investments and other financial instruments that are attributable to specific operating segments and therefore included in adjusted pretax operating income (loss).
(2)	The amounts for all the periods presented are included in other operating expenses on the Condensed Consolidated Statement of Operations in Exhibit A and primarily relate to impairments of other long-lived assets.
(3)	Total adjusted pretax operating income consists of adjusted pretax operating income (loss) for each reportable segment and All Other activities as follows.
	2023	2022
(In thousands)	Qtr 1	Qtr 4	Qtr 3	Qtr 2	Qtr 1
Adjusted pretax operating income (loss)
Mortgage segment	$214,435	$241,907	$295,675	$316,520	$277,841
homegenius segment	(23,041)	(31,466)	(25,536)	(17,690)	(13,506)
All Other activities	8,469	2,575	2,581	3,203	613
Total adjusted pretax operating income	$199,863	$213,016	$272,720	$302,033	$264,948

Radian Group Inc. and Subsidiaries Consolidated Non-GAAP Financial Measure Reconciliations Exhibit G (page 2 of 3)

Reconciliation of Diluted Net Income Per Share to Adjusted Diluted Net Operating Income Per Share

	2023	2022
	Qtr 1	Qtr 4	Qtr 3	Qtr 2	Qtr 1
Diluted net income per share	$0.98	$1.01	$1.20	$1.15	$1.01
Less per-share impact of reconciling income (expense) items
Net gains (losses) on investments and other financial instruments	0.03	0.04	(0.10)	(0.24)	(0.16)
Amortization of other acquired intangible assets	(0.01)	(0.01)	(0.01)	—	(0.01)
Impairment of other long-lived assets and other non-operating items	—	(0.09)	—	—	—
Income tax (provision) benefit on reconciling income (expense) items (1)	(0.01)	0.01	0.02	0.05	0.03
Difference between statutory and effective tax rates	(0.01)	0.01	(0.02)	(0.02)	(0.02)
Per-share impact of reconciling income (expense) items	—	(0.04)	(0.11)	(0.21)	(0.16)
Adjusted diluted net operating income per share (1)	$0.98	$1.05	$1.31	$1.36	$1.17
(1)	Calculated using the company’s federal statutory tax rate of 21%. Any permanent tax adjustments and state income taxes on these items have been deemed immaterial and are not included.
Reconciliation of Return on Equity to Adjusted Net Operating Return on Equity (1)

	2023	2022
	Qtr 1	Qtr 4	Qtr 3	Qtr 2	Qtr 1
Return on equity (1)	15.7%	17.0%	20.7%	19.9%	17.2%
Less impact of reconciling income (expense) items (2)
Net gains (losses) on investments and other financial instruments	0.5	0.7	(1.7)	(4.1)	(2.8)
Amortization of other acquired intangible assets	(0.1)	(0.2)	(0.1)	(0.1)	(0.1)
Impairment of other long-lived assets and other non-operating items	—	(1.6)	—	0.1	—
Income tax (provision) benefit on reconciling income (expense) items (3)	(0.1)	0.2	0.4	0.9	0.6
Difference between statutory and effective tax rates	(0.3)	0.3	(0.4)	(0.5)	(0.4)
Impact of reconciling income (expense) items	—	(0.6)	(1.8)	(3.7)	(2.7)
Adjusted net operating return on equity (3)	15.7%	17.6%	22.5%	23.6%	19.9%
(1)	Calculated by dividing annualized net income by average stockholders’ equity, based on the average of the beginning and ending balances for each period presented.
(2)	Annualized, as a percentage of average stockholders’ equity.
(3)	Calculated using the company’s federal statutory tax rate of 21%. Any permanent tax adjustments and state income taxes on these items have been deemed immaterial and are not included.

Radian Group Inc. and Subsidiaries Consolidated Non-GAAP Financial Measure Reconciliations Exhibit G (page 3 of 3)

Reconciliation of homegenius Adjusted Pretax Operating Income (Loss) to homegenius Adjusted Gross Profit

	2023	2022
(In thousands)	Qtr 1	Qtr 4	Qtr 3	Qtr 2	Qtr 1
homegenius adjusted pretax operating income (loss)	$(23,041)	$(31,466)	$(25,536)	$(17,690)	$(13,506)
Less reconciling income (expense) items
Allocation of corporate operating expenses	(4,658)	(6,302)	(5,555)	(5,719)	(5,280)
Adjusted pretax operating income (loss) before allocated corporate operating expenses	(18,383)	(25,164)	(19,981)	(11,971)	(8,226)
Less reconciling income (expense) items
Other operating expenses before allocated corporate operating expenses	(21,252)	(27,998)	(26,285)	(23,205)	(20,287)
homegenius adjusted gross profit	$2,869	$2,834	$6,304	$11,234	$12,061

On a consolidated basis, “adjusted pretax operating income (loss),” “adjusted diluted net operating income (loss) per share” and “adjusted net operating return on equity” are measures not determined in accordance with GAAP. In addition, “homegenius adjusted pretax operating income (loss) before allocated corporate operating expenses" and "homegenius adjusted gross profit" are also non-GAAP measures. These measures should not be considered in isolation or viewed as substitutes for GAAP pretax income (loss), diluted net income (loss) per share, return on equity or net income (loss), or in the case of the homegenius non-GAAP measures, for homegenius adjusted pretax operating income (loss).

Our definitions of adjusted pretax operating income (loss), adjusted diluted net operating income (loss) per share, adjusted net operating return on equity, homegenius adjusted pretax operating income (loss) before allocated corporate operating expenses and homegenius adjusted gross profit may not be comparable to similarly-named measures reported by other companies. See Exhibit F for additional information on our consolidated non-GAAP financial measures.

Radian Group Inc. and Subsidiaries Mortgage Supplemental Information - New Insurance Written Exhibit H

	2023	2022
($ in millions)	Qtr 1	Qtr 4	Qtr 3	Qtr 2	Qtr 1
New insurance written (“NIW”)	$11,261	$12,859	$17,616	$18,935	$18,655
Total borrower-paid NIW	99.4%	99.3%	99.1%	99.2%	99.2%
NIW by premium type
Direct monthly and other recurring premiums	94.9%	94.8%	95.5%	95.4%	94.5%
Direct single premiums (1)	5.1%	5.2%	4.5%	4.6%	5.5%

NIW for purchases	97.6%	98.3%	98.4%	97.1%	91.4%
NIW for refinances	2.4%	1.7%	1.6%	2.9%	8.6%
NIW by FICO score (2)
>=740	60.7%	59.4%	63.3%	59.6%	57.1%
680-739	32.8	33.1	28.5	32.3	35.7
620-679	6.5	7.5	8.2	8.1	7.2
Total NIW	100.0%	100.0%	100.0%	100.0%	100.0%
NIW by LTV
95.01% and above	17.7%	15.5%	18.3%	17.7%	14.6%
90.01% to 95.00%	40.2	40.8	37.1	39.9	42.0
85.01% to 90.00%	28.7	29.7	28.0	26.7	29.4
85.00% and below	13.4	14.0	16.6	15.7	14.0
Total NIW	100.0%	100.0%	100.0%	100.0%	100.0%
(1)	Borrower-paid Single Premium Policies were 4.9%, 4.9%, 4.3%, 4.4% and 5.3% NIW for the periods indicated, respectively.
(2)	For loans with multiple borrowers, the percentage of NIW by FICO score represents the lowest of the borrowers’ FICO scores.

Radian Group Inc. and Subsidiaries Mortgage Supplemental Information - Primary Insurance in Force and Risk in Force Exhibit I

	March 31,		December 31,		September 30,		June 30,	March 31,
($ in millions)	2023		2022		2022		2022	2022

Primary insurance in force	$261,450		$260,994		$259,121		$254,226	$248,951

Primary risk in force (“RIF”)	$66,580		$66,094		$65,288		$63,770	$62,036
Primary RIF by premium type
Direct monthly and other recurring premiums	87.6%		87.1%		86.4%		85.6%	84.9%
Direct single premiums (1)	12.4%		12.9%		13.6%		14.4%	15.1%
Primary RIF by FICO score (2)
>=740	57.4%		57.4%		57.5%		57.2%	56.9%
680-739	34.6		34.6		34.5		34.9	35.1
620-679	7.6		7.6		7.6		7.5	7.5
<=619	0.4		0.4		0.4		0.4	0.5
Total Primary	100.0%		100.0%		100.0%		100.0%	100.0%
Primary RIF by LTV
95.01% and above	17.5%		17.1%		16.8%		16.1%	15.5%
90.01% to 95.00%	48.5		48.4		48.4		48.7	48.9
85.01% to 90.00%	27.0		27.2		27.2		27.4	27.6
85.00% and below	7.0		7.3		7.6		7.8	8.0
Total	100.0%		100.0%		100.0%		100.0%	100.0%
Primary RIF by policy year
2008 and prior	3.3%		3.5%		3.7%		4.0%	4.3%
2009 - 2017	9.1		10.0		10.9		12.2	13.6
2018	3.3		3.5		3.7		4.1	4.6
2019	6.4		6.7		7.1		7.7	8.6
2020	20.3		21.6		23.0		25.0	27.2
2021	28.6		29.5		30.6		32.1	34.0
2022	24.7		25.2		21.0		14.9	7.7
2023	4.3		—		—		—	—
Total	100.0%		100.0%		100.0%		100.0%	100.0%

Persistency Rate (12 months ended)	81.6%		79.6%		75.9%		71.7%	68.0%
Persistency Rate (quarterly, annualized) (3)	84.4%	(4)	84.1%	(4)	81.6%	(4)	79.8%	76.9%	(4)
(1)	Borrower-paid Single Premium Policies were 7.5%, 7.7%, 7.9%, 8.1% and 8.4% of primary RIF for the periods indicated, respectively.
(2)	For loans with multiple borrowers, the percentage of primary RIF by FICO score represents the lowest of the borrowers’ FICO scores.
(3)	The Persistency Rate on a quarterly, annualized basis is calculated based on loan-level detail for the quarter ending as of the date shown. It may be impacted by seasonality or other factors, including the level of refinance activity during the applicable periods and may not be indicative of full-year trends.
(4)	The Persistency Rate was reduced by an increase in cancellations of Single Premium Policies due to increased cancellations identified by our ongoing servicer monitoring process for Single Premium Policies.

Radian Group Inc. and Subsidiaries Mortgage Supplemental Information - Default, Reserves and Claim Statistics Exhibit J

	March 31,	December 31,	September 30,	June 30,	March 31,
	2023	2022	2022	2022	2022
Default Statistics
Primary Insurance
Number of insured loans	997,443	1,003,183	1,004,305	998,520	994,721
Number of loans in default	20,748	21,913	21,077	21,861	25,510
Percentage of loans in default	2.1%	2.2%	2.1%	2.2%	2.6%
	March 31,	December 31,	September 30,	June 30,	March 31,
($ in thousands, except per default amounts)	2023	2022	2022	2022	2022
Reserve for losses by category (1)
Mortgage reserves
Primary case reserves	$378,992	$398,874	$454,726	$562,436	$691,090
LAE	9,535	10,041	11,443	14,147	17,367
IBNR	1,772	2,128	2,229	2,424	2,539
Total primary reserves	390,299	411,043	468,398	579,007	710,996
Total pool reserves	9,379	9,740	9,175	9,756	10,330
Total 1st lien reserves	399,678	420,783	477,573	588,763	721,326
Other	172	172	174	184	184
Total Mortgage reserves	399,850	420,955	477,747	588,947	721,510
homegenius reserves	5,801	5,888	5,917	5,861	5,737
Total reserves	$405,651	$426,843	$483,664	$594,808	$727,247
Primary reserve per primary default excluding IBNR and other	$18,726	$18,661	$22,122	$26,380	$27,776
(1)	Includes ceded losses on reinsurance transactions, which are expected to be recovered and are included in the reinsurance recoverables reported in our condensed consolidated balance sheets.
	2023	2022
($ in thousands)	Qtr 1	Qtr 4	Qtr 3	Qtr 2	Qtr 1
Net claims paid (1)
Primary claims paid	$3,019	$3,821	$3,606	$3,659	$5,153
Pool and other	(3)	(49)	(420)	(396)	(415)
Subtotal	3,016	3,772	3,186	3,263	4,738
Impact of commutations and settlements (2)	—	4,582	1,317	—	—
Total net claims paid	$3,016	$8,354	$4,503	$3,263	$4,738
Total average net primary claims paid (1) (3)	$35.5	$51.6	$45.1	$41.6	$41.6
Average direct primary claims paid (3) (4)	$36.1	$52.7	$45.2	$41.9	$42.1
(1)	Includes the impact of reinsurance recoveries and LAE.
(2)	Includes payments to commute mortgage insurance coverage on certain performing and non-performing loans.
(3)	Calculated without giving effect to the impact of commutations and settlements.
(4)	Before reinsurance recoveries.

Radian Group Inc. and Subsidiaries Mortgage Supplemental Information - Reinsurance Programs Exhibit K

	2023	2022
($ in thousands)	Qtr 1	Qtr 4	Qtr 3	Qtr 2	Qtr 1
2022 and 2012 QSR Agreements (1)
Ceded premiums written (2)	$7,834	$6,770	$10,363	$253	$306
% of premiums written	3.2%	2.8%	4.2%	0.1%	0.1%
Ceded premiums earned	$6,745	$5,570	$4,036	$360	$491
% of premiums earned	2.6%	2.2%	1.5%	0.1%	0.2%
Ceding commissions earned (3)	$2,529	$2,128	$1,609	$127	$537
Profit commission	$4,925	$4,433	$4,008	$—	$—
Ceded losses	$1,553	$736	$(235)	$(917)	$(720)
Single Premium QSR Program
Ceded premiums written (2)	$(9,202)	$(11,523)	$(19,303)	$(21,806)	$(22,386)
% of premiums written	(3.8)%	(4.8)%	(7.7)%	(8.6)%	(8.9)%
Ceded premiums earned	$2,070	$114	$(3,465)	$(8,297)	$(3,731)
% of premiums earned	0.8%	—%	(1.3)%	(3.1)%	(1.4)%
Ceding commissions earned (3)	$2,712	$3,530	$3,153	$3,287	$4,586
Profit commission	$8,778	$11,159	$16,074	$21,447	$22,075
Ceded losses	$(2,725)	$(5,587)	$(9,049)	$(14,120)	$(11,868)
Excess-of-Loss Program
Ceded premiums written	$14,629	$16,691	$18,114	$18,151	$16,164
% of premiums written	6.0%	6.9%	7.3%	7.2%	6.4%
Ceded premiums earned	$16,159	$17,924	$22,184	$19,292	$17,588
% of premiums earned	6.3%	7.0%	8.4%	7.3%	6.5%
Ceded RIF (4)
Single Premium QSR Program	$3,885,689	$4,076,690	$4,273,500	$4,665,020	$4,855,228
Excess-of-Loss Program	1,789,145	1,866,808	1,940,126	2,076,121	2,199,919
2022 QSR Agreement	3,830,179	3,307,429	2,710,247	—	—
2012 QSR Agreements	125,718	142,364	160,106	175,046	186,930
Total Ceded RIF	$9,630,731	$9,393,291	$9,083,979	$6,916,187	$7,242,077
PMIERs impact - reduction in Minimum Required Assets
Excess-of-Loss Program	$610,567	$665,617	$732,895	$785,705	$881,917
Single Premium QSR Program	218,931	231,339	243,911	268,847	286,706
2022 QSR Agreement	272,489	233,532	189,408	—	—
2012 QSR Agreements	7,395	8,357	9,310	10,226	11,214
Total PMIERs impact	$1,109,382	$1,138,845	$1,175,524	$1,064,778	$1,179,837
(1)	Beginning with the third quarter of 2022, includes the impact of the 2022 QSR Agreement.
(2)	Net of profit commission.
(3)	Includes amounts reported in policy acquisition costs and other operating expenses. See Exhibit E for details.
(4)	Included in primary RIF.

FORWARD-LOOKING STATEMENTS

All statements in this press release that address events, developments or results that we expect or anticipate may occur in the future are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the U.S. Private Securities Litigation Reform Act of 1995. In most cases, forward-looking statements may be identified by words such as “anticipate,” “may,” “will,” “could,” “should,” “would,” “expect,” “intend,” “plan,” “goal,” “contemplate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “seek,” “strategy,” “future,” “likely” or the negative or other variations on these words and other similar expressions. These statements, which may include, without limitation, projections regarding our future performance and financial condition, are made on the basis of management’s current views and assumptions with respect to future events. These statements speak only as of the date they were made, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. We operate in a changing environment where new risks emerge from time to time and it is not possible for us to predict all risks that may affect us. The forward-looking statements are not guarantees of future performance, and the forward-looking statements, as well as our prospects as a whole, are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. These risks and uncertainties include, without limitation:

  the health of the U.S. housing market generally and changes in economic conditions that impact the size of the insurable mortgage market, the credit performance of our insured mortgage portfolio and our business prospects, including more recently, changes resulting from inflationary pressures, the higher interest rate environment and the risks of a recession and of higher unemployment rates, as well as other macroeconomic stresses such as those that may arise from the need to raise the U.S. debt limit in the near-term, including a failure to raise the limit or uncertainty as to whether it will be raised and the Russia-Ukraine conflict or other geopolitical events;
  changes in the way customers, investors, ratings agencies, regulators or legislators perceive our performance, financial strength and future prospects;
  Radian Guaranty Inc.’s (“Radian Guaranty”) ability to remain eligible under the Private Mortgage Insurer Eligibility Requirements (the “PMIERs”) to insure loans purchased by Fannie Mae and Freddie Mac (collectively, the “GSEs”);
  our ability to maintain an adequate level of capital in our insurance subsidiaries to satisfy current and future regulatory requirements;
  changes in the charters or business practices of, or rules or regulations imposed by or applicable to, the GSEs or loans purchased by the GSEs, which may include changes in furtherance of housing policy objectives such as the accessibility and affordability of homeownership for low-and moderate-income borrowers and underrepresented communities, or changes in the requirements for Radian Guaranty to remain an approved insurer to the GSEs, such as changes in the PMIERs or the GSEs’ interpretation and application of the PMIERs or other applicable requirements;
  the effects of the Enterprise Regulatory Capital Framework, which establishes a new regulatory capital framework for the GSEs, and which, as finalized, increases the capital requirements for the GSEs, and among other things, could impact the GSEs' operations and pricing as well as the size of the insurable mortgage market, and which may form the basis for future changes to the PMIERs to better align with the Enterprise Regulatory Capital Framework;
  changes in the current housing finance system in the United States, including the roles of the Federal Housing Administration (the “FHA”), the GSEs and private mortgage insurers in this system;
  our ability to successfully execute and implement our capital plans, including our risk distribution strategy through the capital markets and traditional reinsurance markets, and to maintain sufficient holding company liquidity to meet our liquidity needs;
  our ability to successfully execute and implement our business plans and strategies, including plans and strategies that may require GSE and/or regulatory approvals and licenses, that are subject to complex compliance requirements that we may be unable to satisfy, or that may expose us to new risks, including those that could impact our capital and liquidity positions;
  risks associated with the discontinuance of LIBOR and transition to one or more alternative benchmarks that could cause interest rate volatility and, among other things, impact our investment portfolio, cost of debt and cost of reinsurance through mortgage insurance-linked notes transactions;
  risks related to the quality of third-party mortgage underwriting and mortgage servicing;
  a decrease in the “Persistency Rates” (the percentage of insurance in force that remains in force over a period of time) of our mortgage insurance on monthly premium products;
  competition in the private mortgage insurance industry generally, and more specifically: price competition in our mortgage insurance business, including the prevalence of formulaic, granular risk-based pricing methodologies that are less transparent than historical rate-card-based pricing practices; and competition from the FHA and the U.S. Department of Veterans Affairs as well as from other forms of credit enhancement, such as any potential GSE-sponsored alternatives to traditional mortgage insurance;
  U.S. political conditions and legislative and regulatory activity (or inactivity), including any failure to take action to increase the U.S.’s debt limit, adoption of (or failure to adopt) new laws and regulations, or changes in existing laws and regulations, or the way they are interpreted or applied;
  legal and regulatory claims, assertions, actions, reviews, audits, inquiries and investigations that could result in adverse judgments, settlements, fines, injunctions, restitutions or other relief that could require significant expenditures, new or increased reserves or have other effects on our business;
  the amount and timing of potential payments or adjustments associated with federal or other tax examinations;
  the possibility that we may fail to estimate accurately, especially in the event of an extended economic downturn or a period of extreme market volatility and economic uncertainty, the likelihood, magnitude and timing of losses in establishing loss reserves for our mortgage insurance business or to accurately calculate and/or project our Available Assets and Minimum Required Assets under the PMIERs, which will be impacted by, among other things, the size and mix of our insurance in force, the level of defaults in our portfolio, the reported status of defaults in our portfolio, (including whether they are subject to mortgage forbearance, a repayment plan or a loan modification trial period), the level of cash flow generated by our insurance operations and our risk distribution strategies;
  volatility in our financial results caused by changes in the fair value of our assets and liabilities, including with respect to our use of derivatives and within our investment portfolio;
  changes in “GAAP” (accounting principles generally accepted in the U.S.) or “SAPP” (statutory accounting principles and practices including those required or permitted, if applicable, by the insurance departments of the respective states of domicile of our insurance subsidiaries) rules and guidance, or their interpretation;
  risks associated with investments to grow our existing businesses, or to pursue new lines of business or new products and services, including our ability and related costs to develop, launch and implement new and innovative technologies and digital products and services, whether these products and services receive broad customer acceptance or disrupt existing customer relationships, and additional financial risks related to these investments, including required changes in our investment, financing and hedging strategies, risks associated with our increased use of financial leverage, which could expose us to liquidity risks resulting from changes in the fair values of assets, and the risk that we may fail to achieve forecasted results which could result in lower or negative earnings contribution and/or impairment charges associated with intangible assets;
  the effectiveness and security of our information technology systems and digital products and services, including the risk that these systems, products or services fail to operate as expected or planned or expose us to cybersecurity or third-party risks, including due to malware, unauthorized access, cyberattack, ransomware or other similar events;
  our ability to attract and retain key employees;
  the amount of dividends, if any, that our insurance subsidiaries may distribute to us, which under applicable regulatory requirements is based primarily on the financial performance of our insurance subsidiaries, and therefore, may be impacted by general economic, competitive and other factors, many of which are beyond our control; and
  the ability of our operating subsidiaries to distribute amounts to us under our internal tax- and expense-sharing arrangements, which for our insurance subsidiaries are subject to regulatory review and could be terminated at the discretion of such regulators.

For more information regarding these risks and uncertainties as well as certain additional risks that we face, you should refer to “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2022, and to subsequent reports and registration statements filed from time to time with the U.S. Securities and Exchange Commission. We caution you not to place undue reliance on these forward-looking statements, which are current only as of the date on which we issued this press release. We do not intend to, and we disclaim any duty or obligation to, update or revise any forward-looking statements to reflect new information or future events or for any other reason.

Contacts

For Investors
John Damian - Phone: 215.231.1383
email: john.damian@radian.com

For Media
Rashi Iyer - Phone: 215.231.1167
email: rashi.iyer@radian.com